UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Dee, John F.
   Genta Incorporated
   3550 General Atomics Court
   San Diego, CA  92121
2. Date of Event Requiring Statement (Month/Day/Year)
   06/30/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   GENTA INCORPORATED /DE/
   GNTAC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Manager
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Series D Convertible Pre|N/A      |N/A      |Common Stock, $.001 par|26,596   |$0.94     |D(1)         |                           |
ferred Stock, $0.001 par|         |         | value                 |         |          |             |                           |
 value                  |         |         |                       |         |          |             |                           |
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Class D Warrants        |07/01/97 |06/30/02 |Common Stock, $.001 par|1,250    |$0.94     |D(1)         |                           |
                        |         |         | value                 |         |          |             |                           |
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
Explanation of Responses:
(1) The Series D Convertible Preferred Stock and Class D Warrants purchased on 06/30/97 were included in 0.25 Units for which the Reporting
Person paid a total of
$25,000.
SIGNATURE OF REPORTING PERSON
John F. Dee
DATE
07/10/97